Exhibit 99.1
ION Announces Retirement of Sam K. Smith
Distinguished Member of the ION Board of Directors Since 1999
HOUSTON (August 18, 2008) – ION Geophysical Corporation (NYSE: IO) today announced that Sam K. Smith will retire from the Board of Directors effective August 18, 2008. Mr. Smith joined the ION Board of Directors in 1999, served as the company’s Chief Executive Officer from 1999 until 2000, and has served on the Compensation Committee of the Board since 2005. Once Mr. Smith retires, the ION Board of Directors will be comprised of six non-employee Directors and ION President and CEO, Bob Peebler.
Reflecting on Mr. Smith’s service to the Company, Bob Peebler stated, “I have known Sam since 1989 when he was with the venture capital firm, Sevin Rosen, which served as the lead investor in Landmark Graphics, a seismic software company that I joined in that same year. Sam was on the Landmark Board, as was I in the capacity of CEO, until we sold the company to Halliburton. During our work together at both Landmark and ION, I have always valued his wise counsel related to managing large-scale technology systems from inception to full commercialization and his practical, business-grounded understanding of the ‘real world.’ Sam can take great pride in his nearly twenty years of contributions to technology companies in the E&P industry during their periods of rapid growth. While he will be missed by all of us at ION, I know Diane and Sam’s children and grandchildren are looking forward to having more time to spend with him during his retirement.”
The ION Board of Directors intends to appoint a new Board member to replace Mr. Smith over the next few months.
About ION
ION is a leading provider of geophysical technology, services, and solutions for the global oil & gas industry. ION’s offerings allow E&P operators to obtain higher resolution images of the subsurface to reduce the risk of exploration and reservoir development, and enable seismic contractors to acquire geophysical data more efficiently. Additional information about ION is available at www.iongeo.com.

Contacts
ION (Financial community)
Chief Financial Officer
Brian Hanson, +1 281.879.3672
ION (Media affairs)
Senior Manager — Corporate Marketing
Jenny Salinas, +1 713.366.7286
jenny.salinas@iongeo.com